U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name: Dynamic Alternatives Fund

Address of Principal Business Office:

5025 Arlington Centre Boulevard, Suite 300

Columbus, Ohio 43220

Telephone number (including area code): (614) 273-1000

Name and Address of Agent for Service of Process:

William A. Leuby

Hamilton Capital, LLC

5025 Arlington Centre Boulevard, Suite 300

Columbus, Ohio 43220

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of Form N-8A:

YES [X] NO [_]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Columbus and State of Ohio on the 9th day of April, 2021.

Dynamic Alternatives Fund

By: /s/ Jeffrey G. Wilkins

Jeffrey G. Wilkins

Trustee

Attest: /s/ Eric Kane

Eric Kane

Secretary